CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in the Prospectuses constituting part of this Post-Effective Amendment No. 3 to Registration Statement File No. 333-104713 on Form S-3 of our report dated March 31, 2005 relating to the financial statements, appearing on page F-1 of AXA Equitable Life Insurance Company's Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the incorporation by reference of our report dated March 31, 2005 relating to the consolidated financial statement schedules, which appears on page F-55 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "About our independent registered public accounting firm" in the Prospectuses.




/s/ PricewaterhouseCoopers LLP
New York, New York
April 20, 2005